Exhibit 4

Cause No. 421, 553

ESTATE OF	§	IN PROBATE COURT
§
KENNETH R. PEAK	§	NO. 3 OF
§
DECEASED	§	HARRIS COUNTY, TEXAS

ORDER APPOINTING TEMPORARY ADMINISTRATOR

On this day the Court heard and considered the Application for Temporary Administration pursuant to §131A of the Texas Probate Code (“Application”) filed by Joseph J. Romano (“Applicant”). After hearing the evidence in support of the Application the Court finds that Kenneth R. Peak (“Decedent”) is dead and four (4) years have not elapsed since the date of Decedent’s death; that the Court has jurisdiction and venue over this Estate; that the interest of this Estate requires the immediate appointment of a temporary administrator; and that the Application should be granted and Applicant (i) would be a suitable temporary administrator, (ii) is not disqualified by law from acting as such, and (iii) should be appointed Temporary Administrator of this Estate.

IT IS ORDERED that Joseph J. Romano is hereby appointed Temporary Administrator of this Estate to serve until May 10, 2013, (which is not longer than 180 days from the date hereof); that he shall give Bond in the sum of $500.00, conditioned as required by law; that unless this appointment is contested after service of citation, it shall be continued in force until May 10, 2013 or for such period of time as the Court shall deem in the interest of this Estate, or it shall be made permanent, if found by the Court to be necessary; that the Clerk of this Court shall give such notice as may be required by law and shall issue Letters of Temporary Administration within three days after the Temporary Administrator is qualified according to law; and that the Temporary Administrator shall have the following powers:

1.	Complete and unqualified authority to execute the proposed Support and Irrevocable Proxy Agreement (“Proposed Proxy Agreement”) no later than May 10, 2013.

2.	Complete and unqualified authority to supply any information requested by the other parties to the Proposed Proxy Agreement regarding any of the matters described in the Proposed Proxy Agreement.

3.	Complete and unqualified authority to execute such documents as may be reasonably requested and appropriate for the purposes of giving effect to, evidencing, or giving notice of the Proposed Proxy Agreement.

SIGNED this 25th day of April, 2013.

/s/
Judge Presiding